EXHIBIT 99

[LOGO]	FOR IMMEDIATE RELEASE
CONTACT: CONWAY G. IVY
SENIOR VICE PRESIDENT, CORPORATE
PLANNING AND DEVELOPMENT
216-566-2102

NEWS:

The Sherwin-Williams Company — 101 Prospect Avenue, N.W. —
Cleveland, Ohio 44115 — (216) 566-2140

     CLEVELAND, OHIO, April 21, 2005 — The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the first quarter ended March 31, 2005. Consolidated net sales increased $219.0 million, or 16.6%, to $1.539 billion in the quarter. Diluted net income per common share in the quarter increased 65.7% to $.58 per share from $.35 per share in the first quarter of 2004.

     The net sales gain in the quarter was due primarily to continuing strong domestic architectural paint sales to contractor and do-it-yourself (DIY) customers as well as improved industrial maintenance and product finishes sales in the Paint Stores Segment. Included in the consolidated net sales increase were four acquisitions completed since the first quarter of 2004, including Duron, Inc. and Paint Sundry Brands Corporation acquired in September 2004. The four acquisitions added $120.9 million, or 9.2%, to net sales in the quarter. The increase in diluted net income per common share of $.23 in the quarter resulted from approximately $.09 per share due to improved operating performance, $.04 per share due to acquisitions, $.09 per share due to a lower effective tax rate resulting primarily from favorable tax rulings and $.01 per share due to a reduction in the number of average diluted common shares outstanding.

     Consolidated gross profit as a percent to net sales declined to 42.9% in the quarter from 43.3% in the first quarter 2004 due primarily to raw material cost increases partially offset by price increases and better factory utilization resulting from higher volume. Consolidated selling, general and administrative expenses as a percent to net sales declined to 35.2% versus 36.7% in the first quarter 2004 due primarily to increased sales and tight expense control. The net amount of gross profit less SG&A expenses increased 36.9% over first quarter 2004 and as a percent to net sales increased to 7.7% in the quarter from 6.6% last year. Consolidated net income increased 61.8% versus the first quarter of 2004 and improved as a percent to net sales to 5.4% in the quarter from 3.9% last year due primarily to improved operations and the lower effective tax rate.

     Net sales in the Paint Stores Segment increased $183.9 million, or 22.9%, to $987.6 million in the quarter due primarily to continuing strong domestic architectural paint sales to contractor and do-it-yourself (DIY) customers and improved industrial maintenance and product finishes sales. The acquisition of Duron, Inc. added approximately 10.9% to this Segment’s first quarter net sales. During the quarter, net sales from stores open for more than twelve calendar months increased 10.3% over last year’s first quarter. Paint Stores Segment operating profit increased $25.7 million, or 49.0%, to $78.2 million during the quarter. Operating profit as a percent to net sales increased to 7.9% from 6.5% due primarily to higher selling prices that partially offset increased raw material costs, increased sales volume and strong SG&A expense control. The operations of Duron, Inc. were slightly accretive to this Segment’s first quarter operating profit.

     Net sales of the Consumer Segment in the quarter increased $10.6 million, or 3.3%, to $327.8 million. The sales improvement was due primarily to acquisitions completed since the first quarter of 2004 that added approximately 9.4% to net sales. Sales increases associated with new product introductions, increased paint sales volume and selling price increases were more than offset by the elimination of a paint program with a customer and sluggish sales and inventory adjustments at some of the Segment’s large retail customers. Operating profit of this Segment improved $1.8 million, or 3.7%, to $51.0 million in the quarter. The acquisitions added $7.3 million to this Segment’s operating profit in the quarter. Tight spending control and better factory utilization resulting from higher volume through the Paint Stores Segment partially offset significant raw material cost increases.

     First quarter net sales in the Automotive Finishes Segment increased $9.6 million, or 8.0%, to $129.9 million. The sales increase was due primarily to the impact of favorable currency exchange rates, selling price increases and an acquisition. The impact of favorable currency exchange rates increased net sales of this Segment by 1.3% in the quarter and the April 2004 acquisition of a majority interest in an automotive coatings company in China added 3.0% to net sales. Operating profit of this Segment for the quarter improved $3.0 million, or 25.2%, to $15.0 million and increased as a percent to net sales to 11.5% from 9.9% last year. This Segment’s operating profit was favorably impacted by increased sales and expense control. There was no significant impact on operating profit in the quarter due to currency exchange fluctuations. The Chinese acquisition was slightly accretive to this Segment’s operating profit in the quarter.

     Net sales in the International Coatings Segment increased $15.1 million, or 19.7%, to $91.4 million in the quarter. A strong 13.8% sales increase in the first quarter in local currency was enhanced by the impact of favorable currency exchange rates that further increased sales in U.S. dollars. The sales increase was due primarily to volume gains in South America and selling price increases. The International Coatings Segment operating profit declined in the quarter to $4.0 million from $4.7 million in the first quarter of 2004. This reduction in the operating profit from last year was due primarily to significant cost increases of many raw materials partially offset by increased sales, favorable currency exchange rates and improved operating efficiencies related to additional manufacturing volume.

     The Company acquired 2,700,000 shares of its common stock through open market purchases during the quarter and had remaining authorization at March 31, 2005 to purchase 7,723,000 shares.

     Commenting on the first quarter results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “We are pleased that we were able to report a significant improvement of $.23 per share in diluted net income in spite of higher raw material costs. Though significant raw material cost increases continue to adversely impact our gross margins, we have implemented certain price increases and have taken other actions, including tight control over expenses, which we believe will support earnings improvement for the remainder of the 2005 year. We are pleased that the performance of the Duron and Paint Sundry Brands acquisitions favorably impacted both the net sales and operating profit.”

     “We continue to be encouraged by the strong architectural paint sales in our Paint Stores Segment and by the Segment’s ability to mitigate significant raw material cost increases through cost control, productivity improvements and price increases. We are concerned about the sluggish paint sales in the Consumer Segment and the short-term, negative impact on margins of selling prices not increasing at the same pace as raw material costs. We are optimistic this Segment will manage through raw material cost increases and improve sales through a focused effort on existing and new customers and new product introductions. We are encouraged with the strengthening of the automotive markets in which our Automotive Finishes Segment does business and with their new product introductions and new branch openings. We continue to be pleased with the steady improvements in sales and operational performance of our International Coatings business units.

     “We anticipate achieving a percentage increase in second quarter consolidated net sales in the low-to-mid-teens over last year’s second quarter. With sales at that level, we expect diluted net income per common share for the second quarter to be in the range of $.99 to $1.04 per share compared to $.87 per share last year. We anticipate that the percentage increase in our annual consolidated net sales for 2005 will be in the low-to-mid-teens over 2004 and, with annual sales at that level, we anticipate diluted net income per common share for the year 2005 in the range of $3.10 to $3.20 per share compared to $2.72 per share earned in 2004.”

     The Company will conduct a conference call to discuss its financial results for the first quarter and its outlook for the second quarter and full year 2005 at 11:00 a.m. ET on April 21, 2005. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast, please go to the Sherwin-Williams website, http://www.sherwin.com, click on Investor Relations, then choose Press Releases and click on “webcast” following the reference to the April 21st release. For those who cannot listen to the live webcast, an archived replay will be available at http://www.sherwin.com beginning approximately two hours after the call ends. The archived replay will be available until Monday, May 2, 2005 at 5:00 p.m. ET.

     The Sherwin-Williams Company, founded in 1866, is one of the world’s leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)

	Three months ended March 31,
Thousands of dollars, except per share data	2005	2004
Net sales	$1,538,545	$1,319,522
Cost of goods sold	877,771	747,895
Gross profit	660,774	571,627
Percent to net sales	42.9%	43.3%

Selling, general and administrative expenses	541,597	484,546
Percent to net sales	35.2%	36.7%

Interest expense	11,964	9,387
Interest and net investment income	(1,099)	(1,309)
Other expense — net	669	(179)

Income before income taxes and minority interest	107,643	79,182
Income taxes	24,109	27,714
Minority interest	240

Net income	$83,294	$51,468

Income per common share:
Basic	$0.60	$0.36

Diluted	$0.58	$0.35

Average shares and equivalents outstanding — basic	138,681,389	141,799,100

Average shares and equivalents outstanding — diluted	143,364,361	145,586,221

Additional information regarding the Company’s financial results can be found on the Internet at “www.sherwin.com”, Investor Relations page.